Exhibit 10.1

Execution Version

UNIT PURCHASE AGREEMENT

dated as of

January 29, 2024

among

ORGENESIS INC.

and

MM OS HOLDINGS, L.P.

TABLE OF CONTENTS

		Page
Article 1
Definitions
Section 1.01.	Definitions	1
Article 2
The Transaction
Section 2.01.	Purchase and Sale of the Purchased Units	5
Section 2.02.	Closing	6
Section 2.03.	Milestone Payments	6
Section 2.04.	Royalty Payments	7
Section 2.05.	Withholding	8
Section 2.06.	Amendment to LLC Agreement	8
Section 2.07.	Termination of Security Interests	8
Article 3
Representations and Warranties of Seller
Section 3.01.	Existence, Power and Authority	9
Section 3.02.	Authorization and Binding Effect	9
Section 3.03.	Consents	9
Section 3.04.	Non-Contravention	9
Section 3.05.	Title to the Purchased Units	10
Section 3.06.	Finders’ Fees	10
Section 3.07.	No Additional Representations or Warranties	10
Article 4
Representations and Warranties of Buyer
Section 4.01.	Existence and Power	10
Section 4.02.	Authorization and Binding Effect	10
Section 4.03.	Consents	11
Section 4.04.	Non-Contravention	11
Section 4.05.	Acknowledgements; Purchase for Investment	11
Section 4.06.	Finders’ Fees	11
Section 4.07.	Inspections; No Other Representations	12
Article 5
Covenants
Section 5.01.	Certain Filings	13
Section 5.02.	Further Assurances	13

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ii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (as it may be amended or otherwise modified from time to time in accordance with its terms, this “Agreement”), dated as of January 29, 2024, is entered into by and among MM OS Holdings, L.P., a Delaware limited partnership (“Seller”) and Orgenesis Inc., a Nevada corporation (“Buyer”).

W I T N E S S E T H :

WHEREAS, as of the date hereof (prior to giving effect to the Closing), Seller is the direct owner of 3,670,324 Class A Preferred Units (as defined in the LLC Agreement, the “Purchased Units”), representing its entire ownership of interests in Octomera LLC, a Delaware limited liability company (the “Company”);

WHEREAS, Seller desires to sell to Buyer all of the Purchased Units, upon the terms and subject to the conditions set forth herein;

WHEREAS, Buyer desires to purchase the Purchased Units from Seller, upon the terms and subject to the conditions set forth herein (the “Unit Purchase”);

WHEREAS, the Board of Directors of Buyer has approved the Transactions (as defined herein); and

WHEREAS, the board of managers (“Board”) of the Company approved the Transactions pursuant to Section 29 of the LLC Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto, intending to be legally bound, agree as follows:

Article 1

Definitions

Section 1.01. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that, (i) unless otherwise specified, the Company and any of its Subsidiaries shall not be considered an “Affiliate” of Seller or its Affiliates and (ii) the Company and its Subsidiaries will each be considered an “Affiliate” of Buyer. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings under this Agreement.

“Agreement” has the meaning set forth in the preamble.

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“Allocation Statement” has the meaning set forth in Section 5.04(b).

“Board” has the meaning set forth in the recitals.

“Business” means (i) providing at the point of care to third-party customers cell or gene therapy development, processing or manufacturing services or related products for treating patients, (ii) the Company’s point-of-care system, POCare Centers, point-of-care products, point-of-care processing, and point-of-care development services for the development, manufacturing or processing of therapeutics, processes, systems and technologies to treat patients in a point-of-care clinical, hospital or institutional setting, and any future point-of-care services substantially related to the foregoing, through using Orgenesis Mobile Processing Units and Labs, and (iii) the development and sale, licensing or provision of point of care cell processing systems, equipment and technologies for treating patients.

“Business Day” means a day, other than a Saturday or Sunday or public holiday in New York, New York, on which banks are open in New York, New York for general commercial business.

“Buyer” has the meaning set forth in the preamble.

“Change of Control” means (i) the direct or indirect sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions (including any merger or consolidation or whether by operation of law or otherwise), of all or substantially all of the properties or assets of the Company and its Subsidiaries, to any Person or (ii) the consummation by the Company of any transaction or series of related transactions (including any merger, recapitalization, stock issuance, consolidation or restructuring whether by operation of law or otherwise), the result of which is that the direct or indirect owners of the Company immediately prior to such transaction (in their capacities as such) possess less than a majority of the outstanding membership or other equity interests or the voting power of any surviving entity of any such transaction immediately after the consummation of such transaction or series of related transactions.

“Closing” has the meaning set forth in Section 2.02(a).

“Closing Date” means the date of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Company Pass-Through Subsidiary” means any Subsidiary of the Company that is a pass-through entity or disregarded entity for U.S. federal income tax purposes the income of which flows through to the Company and to its Members for U.S. federal and state income tax purposes.

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“Covered Pre-Closing Income Taxes” means all U.S. federal and state income taxes of the Company and any Company Pass-Through Subsidiary that is attributable to a tax period or portion thereof ending on or before the Closing Date and that is allocable to the Seller (or otherwise economically borne by the Seller) under the LLC Agreement, including any applicable interest, penalties or additions to tax. For the avoidance of doubt, Company Pre-Closing Income Taxes includes state income taxes that are satisfied by nonresident withholding by the Company or any Company Pass-Through Subsidiary.

“Enforceability Exceptions” has the meaning set forth in Section 3.02(b).

“Excluded Assets” means Orgenesis Germany Gmbh and Tissue Genesis International LLC.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs, including the articles or certificate of incorporation or formation, bylaws, operating agreement, limited liability company agreement, partnership agreement, trust agreement or other governing trust instrument and any similar agreement and any amendments or supplements to any of the foregoing.

“Governmental Authority” means any domestic, national or foreign federal, state, municipal or local government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof, including any self-regulatory body), or any quasi-governmental or private body exercising any regulatory, importing or other governmental or quasi-governmental authority.

“Intended Tax Treatment” has the meaning set forth in Section 5.04(c).

“Lien” means, with respect to any property or asset, any mortgage, charge, pledge, lien, encumbrance, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement in respect of such property or asset.

“LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated as of November 14, 2022, as amended.

“Losses” means all losses, damages, costs, expenses, interest, fine, penalties, Taxes, liabilities, debts, guarantees, claims, demands, expenses, commitments or obligations (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due) of every kind and description, including all costs and expenses related thereto (including reasonable accounting, legal and other professional services fees and expenses).

“Net Revenue” means, for the relevant time period, the revenue (net of discounts, returns, price adjustments, refunds, rebates, credits, offsets, allowances and reduced by any bad debt expense associated with such revenue (including if such bad debt expense was recorded in a subsequent period)) generated by the Company and its Subsidiaries (and any successors and assigns) on a consolidated basis for such time period and determined in accordance with GAAP. Notwithstanding anything in this Agreement to the contrary, if the Company or any of its Subsidiaries engages in an acquisition, joint venture, disposition or similar transaction involving business activities different from or unrelated to the Company’s historical Business prior to the end of the applicable time period, then Net Revenue will be calculated without giving effect to such acquisition, joint venture, disposition or similar transaction (or the business acquired thereby). Notwithstanding anything in this Agreement to the contrary, the calculation of Net Revenue shall exclude (i) revenue generated from Koligo’s product, KYSLECEL, in the United States, (ii) revenue received from the Company’s Affiliates, Buyer’s Subsidiaries (other than the Company and its Subsidiaries) or any of the Company’s or its Affiliates’ respective directors, officers, employees, equityholders or other related parties (excluding ordinary course revenue from Image Securities FZE), (iii) any amounts received by the Company or any of its Subsidiaries from any Governmental Authority pursuant to a grant or any other similar award or reimbursement, and (iv) revenue from the Excluded Assets. Notwithstanding anything in this Agreement to the contrary, without duplication of any allowance or bad debt expense, the calculation of Net Revenue shall exclude any revenue which is not collected in cash within 165 days after the end of the relevant time period.

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“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority of competent jurisdiction.

“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a Governmental Authority.

“POCare Centers” means the facilities at the point of care locations that provide point of care treatment to third-party customers for cell or gene therapy development, processing or manufacturing services for treating patients at a point-of-care clinical, hospital or institutional setting, through using Orgenesis Mobile Processing Units and Labs.

“Purchased Units” has the meaning set forth in the recitals.

“Related Party” means, with respect to any Person, any of such Person’s former, current or future direct or indirect Affiliates, Representatives, controlling Persons, members, general or limited partners, other equityholders, successors or assignees (or any former, current or future direct or indirect Affiliates, Representatives, controlling persons, members, general or limited partners, other equityholders, successors or assignees of any of the foregoing).

“Representatives” means, with respect to any Person, such Person’s and its Affiliates’ directors, managers, officers, agents, employees, consultants, professional advisors (including attorneys, investment bankers, accountants and financial advisors), auditors and other authorized representatives.

“Securities Act” means the Securities Act of 1933, as amended.

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“Seller” has the meaning set forth in the preamble.

“Subsidiary” means, with respect to a Person, (i) any other Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such first Person or (ii) any other Person of which a majority in interest in the capital or profits (through contractual arrangement or otherwise) is owned or controlled directly or indirectly by such first Person.

“Tax” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties, tariffs or other taxes, fees, assessments or charges, in each case, in the nature of a tax, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and any liability for any of the foregoing as transferee.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority.

“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Transactions” means the transactions contemplated by this Agreement, including the Unit Purchase.

“Transfer Tax” means any transfer, documentary, sales, use, stamp, registration, value added or other similar Tax (including any penalties and interest).

“Unit Purchase” has the meaning set forth in the recitals.

“W-9s” has the meaning set forth in Section 2.02(b).

Article 2

The Transaction

Section 2.01. Purchase and Sale of the Purchased Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller hereby sells, transfers and assigns to Buyer, and Buyer hereby purchases and accepts from Seller, all of the Purchased Units, free and clear of all Liens (other than restrictions on transfer arising under applicable laws relating to securities) in exchange for (i) the Royalty Period Payments (as defined below), if any, subject to the terms and conditions of, and payable as set forth in, Section 2.04 and (ii) the payments pursuant to Section 2.03, if any, subject to the terms and conditions of, and payable as set forth in, Section 2.03 (collectively, the “Consideration”).

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Section 2.02. Closing.

(a) The closing of the Transactions (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017, or remotely by the exchange of documents and signatures (or their electronic counterparts) on the date hereof, immediately after the execution of this Agreement, or at such other time or place as Buyer and Seller may mutually agree.

(b) At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer an Internal Revenue Service Form W-9, duly executed by Seller (collectively, the “W-9s”).

Section 2.03. Milestone Payments.

(a) If, at any time during the ten-year period following the Closing, Buyer or any of its Subsidiaries or Affiliates enters into a written agreement to effectuate a Change of Control of the Company or Buyer for a purchase price greater than $40,000,000 (excluding the purchase price associated with the Excluded Assets) (a “Qualifying Transaction”), then upon consummation of such Qualifying Transaction, the Buyer shall within ten Business Days pay to Seller an amount equal to 5% of the aggregate Net Consideration payable to Buyer, the Company or any of their respective Subsidiaries, Affiliates or equity holders in connection with such Qualifying Transaction by wire transfer of immediately available funds to the account(s) designated by Seller. “Net Consideration” means the stated purchase price in the same type or form of consideration (and in the same proportion) received in such Qualifying Transaction (excluding the purchase price associated with the Excluded Assets), reduced by any transaction expenses directly incurred by Buyer, the Company or any of their respective Subsidiaries, Affiliates or equity holders in connection with such Qualifying Transaction, as calculated in good faith by Buyer.

(b) If the Change of Control transaction occurs in connection with a larger transaction involving Buyer or any of its Subsidiaries, Affiliates or equity holders, the parties hereto shall cooperate in good faith to determine an appropriate allocation of the purchase price to the Company and its Subsidiaries, excluding any value allocated to the Excluded Assets (such allocated value to the Company being the “Allocated Net Consideration”), and, for the avoidance of doubt, an amount equal to 5% of such Allocated Net Consideration shall be payable by Buyer (or the counterparty in such Change of Control transaction) to Seller at the Closing of such Change of Control transaction.

(c) At the option of Buyer, at any time during the ten-year period following the Closing, Buyer may elect to terminate Seller’s right to the payments described in Section 2.03(a) and 2.03(b) in exchange for a payment to Seller of $40,000,000, consisting of cash or publicly traded common stock of Buyer (valued at the volume weighted average price of a share of Buyer common stock for the thirty-day trading period ending on the day that Buyer notifies Seller of its election to exercise its rights under this Section 2.03(c)) at a ratio to be determined by Buyer.

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Section 2.04. Royalty Payments.

(a) As promptly as practicable, and in any event within 165 days following the end of each fiscal quarter (each, a “Royalty Period”) during the calendar years of 2025, 2026 and 2027, Buyer shall deliver, or cause the Company to deliver, to Seller a detailed written report (a “Royalty Report”) setting forth in detail the Company’s good faith calculations of Net Revenue of the Company and its Subsidiaries on a consolidated basis for the preceding Royalty Period and the corresponding Royalty Period Payment (as defined below) (such period not to include any period prior to the Closing). The Royalty Report shall include reasonable detail and be accompanied by (x) reasonable supporting documentation, and (y) a certificate duly executed by a member of the finance management team of the Company certifying that the Royalty Report, and all amounts and calculations set forth therein, were determined in accordance with the applicable definitions and provisions of this Agreement. During the 45-day period immediately following Seller’s receipt of the Royalty Report, Seller and its Representatives (i) will be permitted to review, upon reasonable notice, the Company’s books and records and the working papers related to the preparation of the Royalty Report (including the determinations included therein), and (ii) will be given access, upon reasonable notice, to knowledgeable employees and accounting professionals of the Company in order to facilitate Seller’s review of the Royalty Report. If Seller has any objections to any of such calculations prepared by the Company, then Seller will deliver a detailed written statement (a “Royalty Objections Statement”) describing its objections to the Company within 60 days after delivery of the Royalty Report. If Seller fails to deliver the Royalty Objections Statement within such 60-day period, then the calculations set forth in the Royalty Report shall become final and binding on all parties hereto. If Seller delivers the Royalty Objections Statement within such 60-day period, then Seller and the Company will use commercially reasonable efforts to resolve any such disputes, but if a final resolution is not obtained within 30 days after Seller has submitted the Royalty Objections Statement, any remaining matters which are in dispute will be resolved by BDO USA, LLP (the “Accountants”). The Accountants will prepare and deliver a written report to Buyer and Seller and will submit a resolution of such unresolved disputes promptly, but in any event within 30 days after the dispute is submitted to the Accountants. The Accountants’ determination of such unresolved disputes shall be final and binding upon all parties; provided, however, that no such determination shall be any more favorable to the Buyer than is set forth in the Royalty Report or any more favorable to Seller than is proposed in the Royalty Objections Statement. All costs, expenses and fees of the Accountants shall be borne by the party whose calculations of Net Revenue has the greatest difference from the final calculations of Net Revenue, as determined by the Accountants under this Section 2.04(a).

(b) Upon the Royalty Period Payment (if any) becoming final and binding in accordance with Section 2.04(a), Buyer shall pay such Royalty Period Payment (if any) in cash to Seller within ten Business Days by wire transfer of immediately available funds to the account(s) designated by Seller. “Royalty Period Payment” means, with respect to each Royalty Period, an amount equal to 5% of Net Revenues for such Royalty Period.

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(c) The Buyer shall operate the Company and its Subsidiaries in good faith and shall not, and shall cause the Company and its Subsidiaries not to, take any action with the intent of deferring, artificially decreasing or otherwise manipulating (i) the amount of revenue or potential Net Revenue of the Company or any of its Subsidiaries for the purpose of decreasing any amounts that may be payable to the Seller pursuant to this Section 2.04 or (ii) the amounts that may be payable to Seller pursuant to Section 2.03. For the avoidance of doubt, the Company may not, and the Buyer shall cause the Company not to, transfer any Subsidiaries or material assets of the Company (other than the Excluded Assets) to any Person other than to a Company Subsidiary without the prior consent of Seller (such consent not to be unreasonably withheld).

(d) At the option of Buyer, at any time until December 31, 2027, Buyer may elect to purchase the remaining Royalty Period Payments from Seller for the price of $40,000,000, consisting of cash or publicly traded common stock of Buyer (valued at the volume weighted average price of a share of Buyer common stock for the thirty-day trading period ending on the day that Buyer notifies Seller of its election to exercise its rights under this Section 2.04(e)) at a ratio to be determined by Buyer.

Section 2.05. Withholding. Any amounts payable under this Agreement shall be made free and clear of any deduction and withholding for Taxes or for any other reason, unless such deduction and withholding is required by applicable law. Notwithstanding the foregoing, if Buyer reasonably believes that Buyer is required to deduct and withhold from the payment of any amounts payable hereunder under applicable law, Buyer shall (a) promptly notify Seller that Buyer is required by applicable law to deduct and withhold from any amount payable to Seller under this Agreement, which notice shall include a general description of the legal and factual basis for such withholding and the applicable rate thereof, (b) afford Seller a reasonable opportunity to establish that withholding is not required, including by timely providing applicable tax forms, and (c) reasonably cooperate with Seller to minimize or eliminate the amount of any Taxes required to be deducted and withheld under applicable law.

Section 2.06. Amendment to LLC Agreement. Each of the Seller and Buyer acknowledges and agrees that, upon the consummation of the Closing, Seller shall no longer be a party to the LLC Agreement or a “Member” of the Company, and Buyer shall amend the LLC Agreement to be a single member agreement to reflect the transactions contemplated by this Agreement. Notwithstanding the forgoing, or anything to the contrary in this Agreement, the Company, Buyer and Seller shall continue to be bound, following the Closing, by Sections 22 and 27 of the LLC Agreement for tax periods prior to Closing.

Section 2.07. Termination of Security Interests. To the extent permitted by applicable law, the Company may (and the Seller hereby authorizes the Company and Buyer to) remove and terminate, any financing statements, continuation statements, intellectual property security agreements or other documents or amendments thereto for the purpose of perfecting, confirming, continuing, enforcing or protecting Seller’s lien on and security interest in the Collateral (as defined in the Security Agreement between Orgenesis Maryland, LLC and Buyer). At any time and from time to time, upon the written request of the Company or Buyer, Seller shall promptly execute and deliver any and all further instruments and documents and take such further action as the Company or Buyer may request to remove and terminate Seller’s security interests in the Collateral. Buyer agrees promptly to pay the Seller for all out-of-pocket costs and expenses incurred by the Seller in connection with the matters referred to in the previous sentence, and acknowledge that the Seller’s execution of and/or delivery of any documents releasing any security interest or claim in any property of the Company or its Subsidiaries as set forth herein is made without recourse, representation, warranty or other assurance of any kind by the Seller as to the Seller’s rights in any collateral security, the condition or value of any collateral, or any other matter.

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Article 3

Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer that:

Section 3.01. Existence, Power and Authority. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.

Section 3.02. Authorization and Binding Effect. (a) The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions are within the powers of Seller and have been duly authorized by all necessary limited liability company action on the part of Seller, and no additional act or proceeding on the part of Seller is necessary to authorize the execution, delivery or performance by Seller of this Agreement or to consummate the Transactions.

(b)       Seller has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar applicable laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 3.03. Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions require no action, approval, consent, authorization or Order of, notice to or registration or filing with, or any other action by or in respect of, or filing with, any Governmental Authority or any other Person.

Section 3.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and the consummation of the Transactions do not and will not (a) conflict with, breach or violate the Governing Documents of Seller, as in effect immediately prior to the Closing, (b) conflict with, breach or violate any other contract or agreement to which Seller is a party, (c) violate any applicable law, or (d) result in the creation or imposition of any Lien on any of the Purchased Units to be sold by Seller hereunder (other than restrictions on transfer arising under applicable laws relating to securities), in each case of clauses (b), (c) and (d), in any manner that would reasonably be expected to materially and adversely affect (i) Seller’s ability to perform or comply with its obligations under this Agreement or to consummate the Transactions or (ii) any of the Purchased Units or Buyer’s ownership thereof (or any rights or benefits arising out of the Purchased Units) from and after the Closing.

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Section 3.05. Title to the Purchased Units. Seller is the owner of all of the Purchased Units that Seller is transferring pursuant to this Agreement and the Purchased Units represent Seller’s entire ownership interest in the Company. At the Closing, Seller will transfer and deliver to Buyer good and valid title to all of the Purchased Units that Seller is transferring pursuant to this Agreement, free and clear of any Liens (other than restrictions on transfer arising under applicable laws relating to securities).

Section 3.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who is entitled to any fee or commission from Buyer in connection with the Transaction.

Section 3.07. No Additional Representations or Warranties. Except as expressly set forth in this Article 3, neither Seller nor its Affiliates, nor any of their respective Representatives nor any other Person has made, or is making, any representation or warranty whatsoever to Buyer or any of its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to any Buyer.

Article 4

Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller, solely as to such Buyer and on a several (and not joint or joint and several) basis that:

Section 4.01. Existence and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.

Section 4.02. Authorization and Binding Effect. (a) The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer, and, no additional act or proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or to consummate the Transactions.

(b) Buyer has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to the Enforceability Exceptions.

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Section 4.03. Consents. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions require no action, approval, consent, authorization or Order of, notice to or registration or filing with, or any other action by or in respect of, or filing with, any Governmental Authority or any other Person.

Section 4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and the consummation of the Transactions do not and will not (a) conflict with, breach or violate the Governing Documents of Buyer as in effect immediately prior to the Closing, (b) conflict with, breach or violate or any other contract or agreement to which Buyer is a party or by which Buyer is bound, (c) violate any applicable law, or (d) result in the creation or imposition of any Lien on any asset of Buyer, in each case of clauses (b), (c) and (d), in any manner that would reasonably be expected to materially and adversely affect Buyer’s ability to perform or comply with its obligations under this Agreement or to consummate the Transactions.

Section 4.05. Acknowledgements; Purchase for Investment.

(a) Buyer understands that the Purchased Units have not been registered under the securities laws of the United States, including the Securities Act, and are being offered and sold to Buyer in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Seller is relying upon the truth and accuracy of, and Buyer’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of Buyer to acquire the Purchased Units. Buyer is purchasing the Purchased Units for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer has not, directly or indirectly, offered the Purchased Units to anyone or solicited any offer to buy the Purchased Units from anyone, so as to bring to such offer and sale of the Purchased Units by Buyer within the registration requirements of the Securities Act or the applicable law of any other jurisdiction.

(b) Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Units and is capable of bearing the economic risks of such investment. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Buyer acknowledges and agrees that the Purchased Units were not offered to Buyer, and Buyer is not acquiring the Purchased Units, by means of any form of general solicitation or general advertising, including any advertisement, article, notice, press release or other communication published in any newspaper, magazine or similar media (including any website) or broadcast over television or radio, or any seminar or meeting whose attendees, including Buyer, had been invited as a result of any of the foregoing.

Section 4.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who is entitled to any fee or commission from Seller in connection with the Transactions.

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Section 4.07. Inspections; No Other Representations.

(a) Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of businesses, properties and assets such as its acquisition of the Purchased Units as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement, the consummation of the Transactions, and the purchase of the Purchased Units. Buyer acknowledges that it has undertaken prior to the date hereof all investigations and inquiries and has requested all documents and information as it deems necessary in connection with entry into this Agreement and the consummation of the Transactions. Buyer agrees to accept the Purchased Units in the condition they are in on the Closing Date based upon its own inspection, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, the Company or any other Person, except as expressly set forth in Article 3. Without limiting the generality of the foregoing, Buyer acknowledges that none of Seller, the Company or any other Person is making, has made or will be construed as making or having made, and Buyer is not relying upon, any express or implied representation or warranty of any nature with respect to (i) the Purchased Units or the Company, whether in law or in equity, or (ii) any information or documents made available to Buyer or its Representatives with respect to the business of the Company and its Subsidiaries (and no such party shall be liable in respect of the accuracy or completeness of such information or documents), in each case except as expressly set forth in Article 3. As a substantial inducement to Seller’s willingness to enter into this Agreement, Buyer hereby expressly disclaims (on behalf of itself, its Affiliates and its and its Affiliates’ Representatives) reliance on any such other representations or warranties.

(b) Without limiting the generality of the foregoing, to the extent that Buyer has received any budgets, forecasts, estimates and projections, statements of intent or statements of opinion, including projected financial statements, cash flow and revenue items, results of operations, financial condition, capital expenditure budgets, other financial information, market intelligence and predictions and certain business plan information, including in any information memorandum, any management presentations or any other information, Buyer acknowledges and agrees that, (i) there are uncertainties inherent in attempting to make such projections and forecasts and, accordingly, Buyer is not relying on them, (ii) Buyer is familiar with such uncertainties and is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts, (iii) Buyer has no claim under or in connection with this Agreement against anyone with respect to the accuracy of such projections and forecasts, and (iv) none of the Company, any Seller or any of their respective Affiliates or Representatives makes any express or implied representation or warranty with respect to such projections and forecasts or any other similar information or documents made available to Buyer (whether orally or in writing) or its Representatives with respect to the business of the Company.

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Article 5

Covenants

Section 5.01. Certain Filings. The parties hereto shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, and (b) in taking such actions or making any such filings, furnishing information required in connection therewith.

Section 5.02. Further Assurances. The parties hereto agree to execute and deliver such further documents, certificates, instruments, agreements and other writings, and to use reasonable best efforts to take such further actions, as may be reasonably necessary or desirable in order to consummate or implement expeditiously the Transactions and to carry out the purposes and intent of this Agreement.

Section 5.03. Public Announcements. Buyer shall file a Current Report on Form 8-K disclosing the material terms of this Agreement and the Transactions with the United States Securities and Exchange Commission within the time required by the Securities Exchange Act of 1934, as amended.

Section 5.04. Tax Matters.

(a) All Transfer Taxes incurred in connection with Transactions (including any real property Transfer Tax and any similar Tax) shall be borne and paid when due by Buyer. Buyer and Seller will file and execute all necessary Tax Returns with respect to all such Taxes, if required by applicable law.

(b) Within 160 days after the Closing Date, Buyer will deliver or cause to be delivered to Seller a statement containing the allocation of the Consideration (including assumed liabilities and other relevant items) among the assets of the Company and the basis adjustments prescribed by Section 1060 of the Code (the “Allocation Statement”). Buyer shall consider in good faith any such comments provided by Seller, and Buyer and Seller shall cooperate in good faith to resolve any disputes with respect to the Allocation Statement; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Allocation Statement within 15 days after the delivery of the Allocation Statement to Seller, Buyer and Seller shall identify in writing the items in dispute and shall immediately engage the Accountants, to resolve such disputed items, which resolution shall be set forth in a written report delivered to the parties and shall be conclusive and binding on the parties hereto and shall be enforceable in a court of law. Buyer and Seller shall cooperate with the Independent Accountants and shall promptly provide such Independent Accountants with such documents and information as may be reasonably requested. The costs and expenses of the Accountants in undertaking such review and determination shall be shared equally by Buyer and Seller and, to the extent required by the Accountants or any party, shall be paid at the time of engagement of the Accountants. The Allocation Statement as finally agreed upon by the parties or determined by the Independent Accountants (the “Final Allocation”) shall be conclusive and binding upon Buyer and Seller for all purposes, and the parties agree that all Tax Returns and financial statements shall be prepared in a manner consistent with (and the parties hereto shall not otherwise take a position on a Tax Return that is inconsistent with) the Final Allocation, unless otherwise required by applicable law. The parties shall promptly advise each other of the existence of any Tax audit, controversy or litigation related to the Final Allocation.

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(c) The parties hereto agree that the acquisition of the Purchased Units will be treated for U.S. Tax purposes as transactions described in Revenue Ruling 99-6, 1999-1 C.B. 432, Situation 1, and therefore reported as (1) a sale of partnership interests by Seller and (2) a purchase of partnership assets by Buyer immediately following a liquidating distribution of such assets to the partners (the “Intended Tax Treatment”). The parties hereto shall file all Tax Returns consistent with the Intended Tax Treatment and shall not take any position in any audit, action, suit, investigation or proceeding in respect of Taxes or otherwise contrary to the Intended Tax Treatment, except in each case as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. For the purposes of U.S. Tax calculations, Buyer will use its best efforts to consult with Seller to mutually determine the value of the Consideration and the Seller’s portion of assumed liabilities.

(d) In the event a liability for Taxes is assessed with respect to the Company for a period prior to Closing, Buyer may elect for a push out of underpayment in accordance with Section 6226 of the Code with respect to the Company.

Article 6

Survival; Non-Recourse

Section 6.01. Survival. The representations and warranties of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall terminate effective immediately as of the Closing. The covenants and agreements of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, which shall continue in effect and expire in accordance with their respective terms.

Section 6.02. Non-Recourse.

(a) Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, effective at and after the Closing, Buyer (on behalf of Buyer and each of its Subsidiaries (including, after Closing, the Company and its Subsidiaries)) hereby waives and releases (on behalf of itself and its Subsidiaries and its and their Related Parties), to the fullest extent permitted by applicable law, any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that Buyer, its Subsidiaries and its and their respective Related Parties may now or hereafter have against Seller or its Related Parties, whether at law or in equity, relating to the Company, its Subsidiaries or their respective businesses, the relationship of Seller or its Subsidiaries or its or their respective Related Parties with the Company and its Subsidiaries, the Purchased Units, this Agreement, the subject matter hereof or the Transactions. The rights and claims waived and released by Buyer (on behalf of itself and its Subsidiaries and its and their respective Related Parties) hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable law. From and after the Closing, neither the Buyer nor the Company shall, and Buyer shall cause its Subsidiaries and its and their respective Related Parties not to, bring any action, suit or proceeding against Seller or its Related Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by Buyer (on behalf of itself and its Subsidiaries and its and their Related Parties) hereunder. Notwthstanding the foregoing, for the avoidance of doubt nothing in this Section 6.02(a) applies to, or shall constitute a waiver or release of the express rights or obligations of a party under this Agreement.

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(b) Notwithstanding anything to the contrary contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith, effective at and after the Closing, Seller (on behalf of Seller and each of its Subsidiaries) hereby waives and releases (on behalf of itself and its Subsidiaries and its and their Related Parties), to the fullest extent permitted by applicable law, any and all rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) that Seller, its Subsidiaries and its and their respective Related Parties may now or hereafter have against Buyer and each of its Subsidiaries or their Related Parties (including, after Closing, the Company and its Subsidiaries), whether at law or in equity, relating to the Company, its Subsidiaries or their respective businesses, the relationship of Buyer or its Subsidiaries or its or their respective Related Parties with the Company and its Subsidiaries, the Purchased Units, this Agreement, the subject matter hereof or the Transactions. The rights and claims waived and released by Seller (on behalf of itself and its Subsidiaries and its and their respective Related Parties) hereunder include claims for damages, indemnification, contribution and other rights of recovery arising out of or relating to any breach of contract, misrepresentation or breach of warranty, negligent misrepresentation, all other claims for breach of duty and all other claims arising under applicable law. From and after the Closing, the Seller shall not, and cause its Subsidiaries and its and their respective Related Parties not to, bring any action, suit or proceeding against Buyer, its Subsidiaries or their Related Parties, whether at law or in equity, with respect to any of the rights or claims waived and released by Seller (on behalf of itself and its Subsidiaries and its and their Related Parties) hereunder. Notwithstanding the foregoing, (i) the loan agreements covering the outstanding loans payable from Orgenesis Maryland LLC to Seller or its Affiliates shall remain in full force and effect, (ii) nothing shall limit or restrict any claim by Seller or its Related Parties in connection with such loans and (iii) nothing in this Section 6.02(b) applies to, or shall constitute a waiver or release of the express rights or obligations of a party under this Agreement.

(c) Effective at and after the Closing, Buyer shall indemnify Seller and its Affiliates against and agrees to hold each of them harmless from any and all Losses suffered by Seller or any of its Affiliates to the extent arising out of or relating to Buyer, the Company, their respective Subsidiaries or their respective businesses, the relationship of the Seller or its Related Parties with the Company and its Subsidiaries, the Purchased Units, this Agreement, the subject matter hereof or the Transactions, unless such Losses result from the fraud, gross negligence or willful misconduct of Seller.

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(d) Seller and its Affiliates, and their respective successors and assigns, agree to indemnify, defend and hold harmless Buyer, its Affiliates, and their respective directors, officers, employees, successors and assigns from and against all Covered Pre-Closing Income Taxes.

Article 7

Miscellaneous

Section 7.01. Notices. (a) A notice given under this Agreement shall be in writing and shall be sent to the attention of the Person to the physical address or email address given in this Article 7 (or such other physical address or email address or Person as the party may notify to the other in accordance with the provisions of this Article 7) and shall be delivered personally, sent by email (so long as a receipt of such e-mail is requested and received), or sent by registered mail or reputable international overnight courier.

(b) The addresses for service of notice are:

if to Seller, to:

MM OS Holdings, L.P.
c/o Metalmark Capital Holdings LLC
1177 Avenue of the Americas, 40th Floor
New York, NY 10036
Attn:	Howard Hoffen
John Eppel
Peter Singh
Email:	Howard.Hoffen@metalmarkcapital.com;
John.Eppel@metalmarkcapital.com;
Peter.Singh@metalmarkcapital.com

with a copy (which shall not constitute notice) to:

Davis, Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attn: Michael Davis
Email:michael.davis@davispolk.com

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if to Buyer, to:

Orgenesis Inc.
20271 Goldenrod Lane
Germantown, MD 20876
Attention: Vered Caplan
Email: vered.c@orgenesis.com

with a copy (which shall not constitute notice) to:

Pearl Cohen Zedek Latzer Baratz LLP
7 Times Square, 19th Floor
New York, NY 10036
Attention: Mark Cohen
Email: MCohen@PearlCohen.com

(c) A notice shall be effective upon receipt and shall be deemed to have been received (i) if delivered personally or by registered mail or courier, at the time of delivery, or (ii) if sent by email (with receipt of such e-mail requested and received), at the time of transmission.

Section 7.02. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 7.03. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties hereto with respect to the subject matter hereof and thereof.

Section 7.04. Amendment and Waiver. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (i) in the case of an amendment, by Buyer and Seller, or (ii) in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof or preclude its exercise at any subsequent time nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.05. Costs and Expenses. Buyer shall assume responsibility for, and within 90 days of the Closing shall pay, all reasonable legal expenses incurred by Seller in connection with the Transactions, subject to a cap of $300,000. Except as otherwise expressly provided herein, all other fees, costs and expenses incurred in connection with this Agreement, including all legal, financial, investment banking, finders, brokers and other similar fees, shall be paid by the party (including its Affiliates) incurring such cost or expense. Neither the Buyer nor the Company shall be responsible for any fees and expenses payable to William Blair & Company, L.L.C. in connection with the Transactions without the prior consent of Buyer.

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Section 7.06. Severability. Each term, provision, covenant and restriction of this Agreement is severable. If any such term, provision, covenant or restriction is held by a court of competent jurisdiction to be invalid, void or unenforceable, (a) it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute term, provision, covenant or restriction (as applicable), the effect of which is as close to its intended effect as possible; and (b) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

Section 7.07. Third-Party Rights. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person, other than the parties hereto and their respective successors and assigns; provided that, the Related Parties are express third-party beneficiaries of, are intended to benefit from, and may enforce their rights under Section 6.02. Each of the third-party beneficiaries set forth in this Section 7.07 shall have the right to enforce this Agreement directly and as if they were a party hereto to the extent they may deem such enforcement necessary or advisable to protect their rights hereunder.

Section 7.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by each party on separate counterparts. Each such counterpart shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other parties hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of a counterpart hereof by email attachment shall be an effective mode of delivery.

Section 7.09. Jurisdiction. The parties hereto agree that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware; provided that if such court does not have jurisdiction, any such action shall be brought exclusively in any other federal or state court sitting in the State of Delaware, so long as such court shall have subject matter jurisdiction over such action, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably and unconditionally consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action in any such court or that any such action brought in any such court has been brought in an inconvenient forum, and irrevocably and unconditionally agrees not to oppose any motion by any party to expedite such suit, action or proceeding in any such court. Process in any such action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Article 7 shall be deemed effective service of process on such party.

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Section 7.10. Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort, statute or otherwise) that may be based upon, arise out of or relate to this Agreement, shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state that would cause the law of any other jurisdiction to apply.

Section 7.11. Specific Performance. (a) The parties hereto agree that irreparable damage would occur, and that the parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement by any other party, without proof of actual damages or otherwise, in addition to any other remedy to which any party is entitled at law or in equity. Each party agrees to waive any requirement to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.

Section 7.12. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 7.12.

Section 7.13. Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified.All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement. Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Exhibit, then, for the purposes of construing such Section or Exhibit, the definitions set out in such Section or Exhibit shall prevail. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to one gender shall include all genders. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” when used in this Agreement is not exclusive. References to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended or supplemented from time to time and to any rules or regulations promulgated thereunder.References to any contract or agreement are to that contract or agreement as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.References to “$” are to United States dollars. Unless otherwise specified in this Agreement, all references to currency and monetary values set forth herein shall mean U.S. Dollars and all payments hereunder shall be made in U.S. Dollars. References to “days” shall refer to calendar days unless Business Days are specified. The word “party” is to be deemed to refer to a party hereto, unless the context requires otherwise. If the last day for the giving of any notice or the performance of any act required or permitted to be given or performed under this Agreement is a day that is not a Business Day, then the last day required or permitted for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. References to “made available to,” “delivered to,” “provided to,” or phrases of similar import shall in each case mean “provided to, delivered to, or otherwise made available to Buyer in writing, through functional break-out discussions, through responses to questions submitted on behalf of Buyer or their respective Affiliates, by email or otherwise, in each case, prior to the execution of this Agreement.”

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the date first written above.

MM OS HOLDINGS, L.P.

By:
Name:
Title:

ORGENESIS INC.

By:
Name:
Title: